Exhibit (a)(5)(lxix)

BINGHAM McCUTCHEN LLP

DAVID M. BALABANIAN (SBN 37368)

STEPHEN D. HIBBARD (SBN 177865)

GEOFFREY M. HOWARD (SBN 157468)

Three Embarcadero Center

San Francisco, California 94111-4067

Telephone: 415.393.2000

Facsimile: 415.393.2286

DAVIS POLK & WARDWELL

WILLIAM M. KELLY (SBN 108011)

ZACHARY S. MCGEE (SBN 224790)

1600 El Camino Real

Menlo Park, CA 94025

Telephone: 650.752.2000

Facsimile: 650.752.2111

DORIAN DALEY (SBN 129049)

ORACLE CORPORATION

500 Oracle Parkway, M/S 5op7

Redwood Shores, CA 94070

Telephone: 650.506.5200

Facsimile: 650.506.7114

Attorneys for Defendants Oracle Corporation and

Pepper Acquisition Corporation

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware corporation, and J.D. EDWARDS & COMPANY, a Delaware corporation,	No. RG03101434
Plaintiffs, v.	DEFENDANTS’ NOTICE OF DEMURRER AND DEMURRER TO PLAINTIFFS’ FIRST AMENDED COMPLAINT
ORACLE CORPORATION, a Delaware corporation, PEPPER ACQUISITION CORP., a Delaware corporation, and DOES 1-100,	Date:	October 23, 2003
	Time:	2:00 p.m.
	Dept:	22
	Judge:	Hon. Ronald M. Sabraw

Defendants.

NOTICE OF DEMURRER AND DEMURRER

TO FIRST AMENDED COMPLAINT

NOTICE OF DEMURRER

TO ALL PARTIES AND THEIR ATTORNEYS OF RECORD:

PLEASE TAKE NOTICE THAT on October 23, 2003, at 2:00 p.m., or as soon thereafter as the matter may be heard, in Department 22 of the above entitled Court, located at 1221 Oak Street, Oakland, California, defendants Oracle Corporation and Pepper Acquisition Corporation (together, “Oracle”) will and hereby do demur to PeopleSoft, Inc.’s and J.D. Edwards & Company’s (hereafter, “PeopleSoft”) First Amended Complaint.

This motion is based upon this Notice of Demurrer and Demurrer, the attached Memorandum of Points and Authorities, the accompanying Request for Judicial Notice, the accompanying Appendix of Non-California Authorities, all pleadings on file in this action, such matters of which the Court may take judicial notice, and any argument made or evidence introduced at the hearing on this demurrer.

GENERAL DEMURRER

The First Amended Complaint against Oracle fails to state facts sufficient to constitute a cause of action. Code Civ. Proc. § 430.10(e).

DEMURRER TO THE FIRST CAUSE OF ACTION

1. The first cause of action for violations of Business & Professions Code § 17500 fails to state facts sufficient to constitute a cause of action against Oracle because PeopleSoft fails to allege that any consumers are mislead by Oracle’s promises to provide support to PeopleSoft’s customers; on the contrary, PeopleSoft alleges that Oracle has already disclosed its “secret” intent to migrate PeopleSoft’s customers to Oracle’s products. Code Civ. Proc. § 430.10(e).

2. The first cause of action for violations of Business & Professions Code § 17500 fails to state facts sufficient to constitute a cause of action against Oracle because statements about Oracle’s or PeopleSoft’s products are unactionable opinion. Code Civ. Proc.

2

NOTICE OF DEMURRER AND DEMURRER

TO FIRST AMENDED COMPLAINT

§ 430.10(e).

3. The first cause of action for violations of Business & Professions Code § 17500 fails to state facts sufficient to constitute a cause of action against Oracle because statements about Oracle’s tender offer are legal corporate actions under the Williams Act and are not made with the intent to dispose of property. Code Civ. Proc. § 430.10(e).

DEMURRER TO THE SECOND CAUSE OF ACTION

4. The second cause of action for intentional interference with contractual relations fails to state facts sufficient to constitute a cause of action against Oracle because PeopleSoft has failed to allege facts sufficient to show that Oracle knew of any contract between PeopleSoft and “Customer F,” that Oracle intentionally took any action to induce breach of that contract, or whether there was in fact a breach of the contract at all. Code Civ. Proc. § 430.10(e).

DEMURRER TO THE THIRD CAUSE OF ACTION

5. The third cause of action for trade libel fails to state facts sufficient to constitute a cause of action against Oracle because statements about Oracle’s or PeopleSoft’s products are unactionable opinion. Code Civ. Proc. § 430.10(e).

6. The third cause of action for trade libel fails to state facts sufficient to constitute a cause of action against Oracle because Oracle’s statements are privileged free speech. Code Civ. Proc. § 430.10(e).

DEMURRER TO THE FOURTH CAUSE OF ACTION

7. The fourth cause of action for intentional interference with prospective economic advantage fails to state facts sufficient to constitute a cause of action against Oracle because Oracle’s actions are protected by the competition privilege, and Oracle did not engage in any wrongful conduct apart from the interference itself. Code Civ. Proc. § 430.10(e).

DEMURRER TO THE FIFTH CAUSE OF ACTION

8. The fifth cause of action for negligent interference with prospective economic advantage fails to state facts sufficient to constitute a cause of action against Oracle

3

NOTICE OF DEMURRER AND DEMURRER

TO FIRST AMENDED COMPLAINT

because Oracle owes no duty of care to its competitor PeopleSoft, nor has PeopleSoft adequately alleged such a duty. Code Civ. Proc. § 430.10(e).

DEMURRER TO THE SIXTH CAUSE OF ACTION

9. The sixth cause of action for violations of Business & Professions Code § 17500 fails to state facts sufficient to constitute a cause of action against Oracle because PeopleSoft fails to allege that Oracle committed any underling unlawful, unfair or fraudulent act. Code Civ. Proc. § 430.10(e).

10. The sixth cause of action for violations of Business & Professions Code § 17500 fails to state facts sufficient to constitute a cause of action against Oracle because Oracle’s tender offer is a practice permitted by law. Code Civ. Proc. § 430.10(e).

WHEREFORE, Oracle prays that this demurrer be granted without leave to amend, that PeopleSoft take nothing by their First Amended Complaint and that Oracle be awarded judgment for its costs and all other proper relief.

DATED: September 11, 2003	Respectfully submitted,

BINGHAM McCUTCHEN LLP

	By:	/s/ David M. Balabanian
David M. Balabanian Attorneys for Defendants

4

NOTICE OF DEMURRER AND DEMURRER

TO FIRST AMENDED COMPLAINT

ENDORSED FILED ALAMEDA COUNTY SEP 11 2003 CLERK OF THE SUPERIOR COURT By CHERYL WATKINS

BINGHAM McCUTCHEN LLP

DAVID M. BALABANIAN (SBN 37368)

STEPHEN D. HIBBARD (SBN 177865)

GEOFFREY M. HOWARD (SBN 157468)

Three Embarcadero Center

San Francisco, California 94111-4067

Telephone: 415.393.2000

Facsimile: 415.393.2286

DAVIS POLK & WARDWELL

WILLIAM M. KELLY (SBN 108011)

ZACHARY S. MCGEE (SBN 224790)

1600 EI Camino Real

Menlo Park, CA 94025

Telephone: 650.752.2000

Facsimile: 650.752.2111

DORIAN DALEY (SBN 129049)

ORACLE CORPORATION

500 Oracle Parkway, M/S 5op7

Redwood Shores, CA 94070

Telephone: 650.506.5200

Facsimile: 650.506.7114

Attorneys for Defendants Oracle Corporation and Pepper Acquisition Corporation

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

PEOPLESOFT, INC., a Delaware corporation, and J.D. EDWARDS & COMPANY, a Delaware corporation,	No. RG03101434
Plaintiffs, v.	MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF DEFENDANTS’ DEMURRER TO PLAINTIFFS’ FIRST AMENDED COMPLAINT
ORACLE CORPORATION, a Delaware corporation, PEPPER ACQUISITION CORP., a Delaware corporation, and DOES 1-100,	Date:	October 23, 2003
	Time:	2:00 p.m.
	Dept:	22
	Judge:	Hon. Ronald M. Sabraw
Defendants.

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

i

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

TABLE OF AUTHORITIES

Page
Cases

Accuimage Diagnostics Corp. v. TeraRecon, Inc., 260 F. Supp. 2d 941 (N.D. Cal. 2003)	8,9,11

Bed, Bath & Beyond of La Jolla, Inc. v. La Jolla Village Square Venture Partners, 52 Cal. App. 4th 867 (1997)	9,10

Churchill Village, L.L.C. v. General Elec. Co., 169 F. Supp. 2d 1119 (N.D. Cal. 2000)	12

Coastal Abstract Service, Inc. v. First Am. Title Ins. Co., 173 F.3d 725 (9th Cir. 1999)	6

Della Penna v. Toyota Motor Sales, U.S.A. Inc., 11 Cal. 4th 376 (1995)	9

DuPont Merck Pharmaceutical Co. v. Superior Court, 78 Cal. App. 4th 562 (2000)	8

Erlich v. Etner, 224 Cal. App. 2d 69 (1964)	7

Global Telemedia Int’l, Inc. v. Doe 1, 132 F. Supp. 2d 1261 (C.D. Cal. 2001)	8

Haskell v. Time, Inc., 857 F. Supp. 1392 (E.D. Cal. 1994)	6

Jackson v. County of Los Angeles, 60 Cal App. 4th 171 (1997)	7

Kamerman v. Steinberg, 891 F.2d 424 (2d Cir. 1989)	6,12

Khoury v. Maly’s of Cal, Inc., 14 Cal. App. 4th 612 (1993)	12

Korea Supply Co. v. Lockheed Martin Corp., 29 Cal. 4th 1134 (2003)	10

Lafayette Morehouse, Inc. v. Chronicle Publishing Co., 37 Cal. App. 4th 855 (1995)	8

Lange v. TIG Ins. Co., 68 Cal. App. 4th 1179 (1999)	11

LiMandri v. Judkins, 52 Cal. App. 4th 326 (1997)	11

Pinnacle Systems, Inc. v. XOS Technologies, Inc., 2003 WL 21397845 (N.D. Cal. May 19, 2003)	6

Polygram Records, Inc. v. Superior Court, 170 Cal. App. 3d 543 (1985)	7

Quelimane Co. v. Stewart Title Guaranty Co., 19 Cal. 4th 26 (1998)	8

ii

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

TABLE OF AUTHORITIES

(continued)

Page

San Francisco Design Center Assocs. v. Portman Cos., 41 Cal. App. 4th 29 (1995)	5

Savage v. Pacific Gas & Elec. Co., 21 Cal. App. 4th 434 (1993)	7

Schreiber v. Burlington Northern, Inc., 472 U.S. 1 (1985)	13

Small v. Fritz Companies, Inc., 30 Cal. 4th 167 (2003)	11

Stolz v. Wong Communications Ltd. Partnership, 25 Cal. App. 4th 1811 (1994)	11

Statutes

Securities & Exchange Act of 1934, 15 U.S.C. § 78aa	12

Williams Act, 15 U.S.C. § 78n	1, 6, 12

Business & Professions Code § 17200	12

Business & Professions Code § 17500	5, 6, 7

Cal. Civ. Code § 47	8

Other Authorities

6 Cal. Jur. 3d Assault & Other Willful Torts § 167 (1988)	7

iii

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

Defendants Oracle Corporation and Pepper Acquisition Corporation (together, “Oracle”) submit this Memorandum of Points and Authorities in support of their Demurrer to the First Amended Complaint (“FAC”) of plaintiffs PeopleSoft, Inc. and J.D. Edwards & Company (collectively “PeopleSoft”).

I.	BACKGROUND

PeopleSoft and Oracle are competitors in the market for enterprise applications software. FAC ¶ 17. On June 2, 2003, PeopleSoft publicly proposed to merge with J.D. Edwards & Company, another company in the same industry. Id. ¶¶ 9, 10, 17. Four days later, Oracle announced a tender offer for all of PeopleSoft’s stock. Id. ¶ 18. The offering price was $16, representing a premium over the price at which that stock had been trading. Id. On June 9, 2003, Oracle formally commenced the tender offer by filing the required documents and disclosures with the Securities and Exchange Commission. Id.

PeopleSoft then brought this action seeking to prevent Oracle from proceeding with the tender offer. Its original complaint (“Complaint”) claimed that the tender offer was bogus, relying principally on the size of the offered premium and allegations that the tender offer was designed to “delay” and “derail” PeopleSoft’s proposed merger with J.D. Edwards. Complaint ¶¶ 6, 21.

In light of PeopleSoft’s allegations that the tender offer included “false, misleading and deceptive statements and omissions” (Complaint ¶ 25), Oracle removed the action to federal court, which has jurisdiction over claims of false, misleading or deceptive statements or omissions made “in connection with any tender offer.” Williams Act, 15 U.S.C. § 78n(d)-(e).

PeopleSoft responded that, whatever the Complaint appeared to say, it was not alleging that Oracle had made any false or misleading statements or omissions in connection with the tender offer. See PeopleSoft’s Ex Parte Motion to Remand, at 6:25-7:1, attached as Exhibit 1 to the Request for Judicial Notice (“RJN”).

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

J.D. Edwards, now part of PeopleSoft, made the same representation, assuring Judge Armstrong that it “does not challenge the accuracy of [Oracle’s] statements and disclosures concerning the Tender Offer . . . .” J.D. Edwards’ Ex Parte Motion to Remand at 8:14-15, attached as RJN Ex. 2.1

Based on these representations, Judge Armstrong remanded the action to this Court. Order Remanding Actions, attached as RJN Ex. 3.

Two things then happened which largely mooted PeopleSoft’s original claims. On June 18, 2003, Oracle increased its bid to $19.50 per share – a 22% increase over the original offer and a 30% premium over the price at which the shares were trading before the tender offer.2 FAC ¶¶ 18,31. And, PeopleSoft consummated its merger with J.D. Edwards – the transaction which, both PeopleSoft and J.D. Edwards had claimed, Oracle’s tender offer was designed to thwart.3

Elimination of the two principal grounds for PeopleSoft’s challenge to the tender offer did not, however, deter it from proceeding with this action.

Indeed, PeopleSoft renews its claim that the tender offer is inadequate and misleading, despite the substantial increase in the offering price and the fact that, even before the increase, PeopleSoft had assured the federal court that it was not challenging the accuracy of any statement made in connection with it.

[1]	It also told the federal court that it “does not allege that Oracle’s disclosures in its tender offer documents were materially false or misleading. Rather, [it] alleges that the Tender Offer for PeopleSoft has as its principal goal thwarting the merger between J.D. Edwards and PeopleSoft in order to harm both companies.” RJN Ex. 2 at 7:9-12 (emphasis supplied).
[2]	PeopleSoft’s Board of Directors rejected the increased offer without even submitting it to its shareholders. FAC ¶ 51.
[3]	To make sure its shareholders could not reject the J.D. Edwards merger, PeopleSoft’s management removed the requirement for shareholder approval. PeopleSoft’s Amendment No. 2 to its Schedule 14D-9 Solicitation/Recommendation Statement, filed with the SEC June 16, 2003, attached as RJN Ex. 4.

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

The thrust of the FAC is that Oracle’s promise to provide PeopleSoft customers with a “‘graceful’ migration to Oracle’s applications,” if the tender offer succeeds, must be false because “those knowledgeable about Oracle and PeopleSoft products know that an Oracle acquisition of PeopleSoft would impose on existing PeopleSoft customers significant new migration, software modification and re-implementation costs, increased resource demands and substantial disruption to their businesses.” FAC ¶¶ 4,5.

In short, PeopleSoft claims that the practical obstacles to migrating its customers to Oracle’s system are so substantial that Oracle must be lying when it promises to do it, and this Court should, therefore, prohibit Oracle from making such promises and enjoin the tender offer.

Despite its great length, the FAC has one notable omission – a cause of action. See infra Section II. Nonspecific reports from its customers and musings by industry savants cannot substitute for allegations that Oracle did anything wrong. The normal competitive incidents to a contested tender offer, including any resulting uncertainty on the part of customers, shareholders or employees, do not give rise to viable claims under California law. Oracle has every right to pursue its tender offer and to compete actively with PeopleSoft for customers.

The FAC also contradicts PeopleSoft’s representations to the federal court, and displays serious internal inconsistencies:

•	To obtain remand, PeopleSoft told Judge Armstrong it was not challenging the accuracy of any statement Oracle made in connection with the tender offer. Now, back in this Court, it does just that. See, e.g. FAC ¶¶ 24, 32 (k).

•	PeopleSoft claims Oracle has failed to disclose material facts about the tender offer. FAC ¶¶ 24, 32(k). But, to prove the existence of those facts it points to statements in the tender materials themselves. For example, it alleges Oracle “studiously failed to disclose . . . that there are potentially insurmountable barriers to consummating the Tender Offer.” FAC ¶ 24.

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

In the very next sentence, however, it locates them “buried in the documents filed with the SEC which describe the Tender Offer.” Id.

•	PeopleSoft says Oracle is falsely promising PeopleSoft customers that, if the tender offer succeeds, it will continue to support PeopleSoft software. FAC ¶¶ 4, 28, 32(b), 32(j), 32(k), 32(l). But the effect of such promises – whether true or false – must necessarily be to encourage the recipients to stay with PeopleSoft.

•	PeopleSoft says Oracle must be stopped from falsely assuring PeopleSoft customers that it will support PeopleSoft software when its true intent is to force PeopleSoft’s customers to use Oracle software. But it told Judge Armstrong there was no need to “unmask” Oracle’s plan to force PeopleSoft customers to change to Oracle software because “Oracle has already disclosed that.”[4] See infra at 5.

•	Though PeopleSoft expresses concern for its shareholders (FAC ¶¶ 3, 24, 29, 33(a), 33(b), 51), the relief it seeks here – and in Delaware Chancery Court – is to deny PeopleSoft’s shareholders any opportunity to decide for themselves whether they wish to accept the tender offer or remain as shareholders of the merged PeopleSoft-J.D. Edwards enterprise.[5]

II.	ARGUMENT

The FAC purports to state claims for false advertising, trade libel, inducing breach

[4]	Of course, this is only PeopleSoft’s allegation.
[5]	In Delaware Chancery Court, PeopleSoft vigorously resists its shareholders’ request for a chance to consider the tender offer free of the obstacles PeopleSoft has erected to such consideration. Complaint, Oracle Corp. v. PeopleSoft, Inc., No. 20377-NC (Del. Ch. filed June 18, 2003), attached as RJN Ex. 5.

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

of contract, intentional and negligent interference with prospective economic advantage and unfair competition. In no instance does it succeed.

A.	The FAC States No Claim For “False Advertising.”

PeopleSoft claims Oracle violated Business and Professions Code Section 17500 by publicly promising to support PeopleSoft software if the tender offer succeeds. Such statements are false, PeopleSoft alleges, because Oracle cannot possibly mean them and couldn’t honor them if it did.6 FAC ¶ 4.

This claim is doubly curious.

First, PeopleSoft specifically told the federal court that it “is not seeking to unmask Oracle’s secret undisclosed intent to run PeopleSoft into the ground and force its customers to select Oracle’s own products – Oracle has already disclosed that.” RJN Ex. 1 at 6:26-27 (emphasis supplied). If Oracle has “already disclosed” its intention to “force PeopleSoft’s customers to select Oracle’s products,” then it is hard to see how they could be misled by any contrary promise Oracle might now make.

Second, the necessary effect of an Oracle promise to support PeopleSoft software if the tender offer succeeds – even if false or incapable of performance – would necessarily be to encourage the recipient to stay with PeopleSoft, not leave it.

It is impossible to see how the allegedly “false advertising” could hurt PeopleSoft. Indeed, the obvious purpose and effect of the challenged promises is to preserve intact the customer base of a company for which Oracle is proposing to pay billions of dollars.

There are other infirmities in the “false advertising” claim.

Statements by Oracle about the superiority of its products and management or the

[6]	Opinions or predictions about contingent future events cannot support a claim for false advertising. “It is hornbook law that an actionable misrepresentation must be made about past or existing facts; statements regarding future events are merely deemed opinions.” San Francisco Design Center Assocs. v. Portman Cos., 41 Cal. App. 4th 29, 43-44 (1995).

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

weakness of PeopleSoft’s (e.g. FAC ¶¶ 19, 22, 47, 50, 82, 32(o)) are the kind of competitive advocacy with which courts do not interfere. Coastal Abstract Service, Inc. v. First Am. Title Ins. Co., 173 F.3d 725, 731 (9th Cir. 1999) (statement that competitor was “too small” to handle business is “the kind of ‘puffery’ that does not qualify as a statement of fact capable of being proved false”); Pinnacle Systems, Inc., v. XOS Technologies, Inc., 2003 WL 21397845, *5-6 (N.D. Cal. May 19, 2003) (plaintiff failed to state a claim under Section 17500 where competitor defendant advertised that plaintiff’s products were inferior to defendant’s and that plaintiff’s product lacked certain characteristics and capabilities which it in fact had, because such commercial advocacy “cannot form the basis of the [Section 17500] claim”); Haskell v. Time, Inc., 857 F. Supp. 1392, 1399-1400 (E.D. Cal. 1994) (granting motion to dismiss Section 17200 and Section 17500 claims).

The statements PeopleSoft attributes to Oracle, its direct competitor – that PeopleSoft’s “best of breed [software product] is dead, except for dog shows,” (FAC ¶ 19), that “with or without us, PeopleSoft cannot survive” (FAC ¶¶ 22, 50), and that Oracle’s “application business was thriving in comparison to PeopleSoft’s” (FAC ¶ 32(o)) – are all of this type.

Nor could PeopleSoft’s attacks upon statements in Oracle’s tender offer (FAC ¶¶ 24, 32 (k)) qualify as “false advertising” under Business & Professions Code § 17500.

First, “[t]ender offers are legal corporate actions.” Kamerman v. Steinberg, 891 F.2d 424, 431-32 (2d Cir. 1989). Challenges to the accuracy of statements made “in connection with any tender offer” are properly made in federal court under the Williams Act. 15 U.S.C. § 78n(e).

Second, PeopleSoft told the federal court, as the basis for its successful remand motion, that it was not challenging the accuracy of any statement made by Oracle in or concerning its tender offer. See supra at 5. PeopleSoft is judicially estopped from taking a

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

contrary position now.7

Third, statements about the tender offer and Oracle’s intentions with respect to it are not statements made “with intent . . . to dispose of real or personal property,” the only type of statements governed by § 17500. Cal. Bus. & Prof. Code § 17500. Oracle is not attempting to “dispose of any real or personal property” but, rather, to acquire PeopleSoft through a federally regulated tender offer made pursuant to a regulatory regime which PeopleSoft is asking this Court to supplant.

B.	The FAC States No Claim For Trade Libel.

Trade libel is “an intentional disparagement of the quality of property, which results in pecuniary damage . . . .” Erlich v. Etner, 224 Cal. App. 2d 69, 73 (1964). A cause of action for trade libel thus requires: (1) a publication about the quality of the plaintiff’s product or service;8 (2) which induces others not to deal with the plaintiff; and (3) special damages. Id. Trade libel, however, “is not true libel and is not actionable as defamation.” Polygram Records, Inc. v. Superior Court, 170 Cal. App. 3d 543, 548-49 (1985). It is more akin to unfair competition because the allegedly injurious falsehoods interfere with business. 6 Cal. Jur. 3d Assault & Other Willful Torts § 167 (1988).

PeopleSoft’s trade libel claim fails for the same reasons that its false advertising claims fail – the allegedly “libelous” statements are just the sort of commercial advocacy with which courts do not interfere. Savage v. Pacific Gas & Elec. Co., 21 Cal. App. 4th 434, 444-45 (1993).

[7]	Judicial estoppel prohibits a party from “‘first [advocating] one position, and later, if it becomes beneficial, to assert the opposite.’” Jackson v. County of Los Angeles, 60 Cal App. 4th 171, 181-83 (1997) (citation omitted).
[8]	Oracle’s alleged statements about the “actions of PeopleSoft and its board” (FAC ¶¶ 33(a)-(d), 63) do not concern its property and services, and therefore cannot support a claim for trade libel.

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

The trade libel claim fails for the additional reason that the allegedly libelous statements are privileged. Corporations, like individuals, possess free speech rights, and the alleged statements fall squarely within the scope of that privilege. See DuPont Merck Pharmaceutical Co. v. Superior Court, 78 Cal. App. 4th 562, 566 (2000); Lafayette Morehouse, Inc. v. Chronicle Publishing Co., 37 Cal. App. 4th 855, 862 (1995).

Moreover, to the extent Oracle’s statements were made in filings required to be made with the SEC, they are covered by the “official proceedings” privilege contained in California Civil Code § 47(b). Indeed, all of Oracle’s public statements regarding the tender offer fall within the same privilege by virtue of their topical and temporal nexus to an official proceeding, and also, as having been made in a public forum in connection with a matter of public interest. Cal. Civ. Code § 47(e); see Global Telemedia Int’l, Inc. v. Doe 1, 132 F. Supp. 2d 1261, 1265-66 (C.D. Cal. 2001) (statements about publicly traded company that had inserted itself into the public arena through press releases were matters of public interest).

C.	The FAC States No Claim For Inducing Breach Of Contract.

To state a claim for interference with contract, a plaintiff must allege: (1) that it had a valid contract with a third party; (2) that the defendant knew it; (3) that the defendant intentionally took actions designed to induce breach of the contract; (4) that such breach resulted from the defendant’s acts and (5) that this produced damage to the plaintiff. Accuimage Diagnostics Corp. v. TeraRecon, Inc., 260 F. Supp. 2d 941, 956 (N.D. Cal. 2003) (citing Quelimane Co. v. Stewart Title Guaranty Co., 19 Cal. 4th 26, 55 (1998)).

The FAC alleges that several prospects decided to delay or forgo purchases from PeopleSoft because of the tender offer. FAC ¶¶ 35 (a)-(d), 42, 43, 69. But claims about Oracle’s alleged interference with these prospective customers cannot support a claim for interference with current contractual relationships. Prospective customers, by definition, did not have valid and existing contracts with PeopleSoft at the time of the alleged interference.

The FAC contains only one, conclusory allegation about an existing contract. It

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

belonged to “Customer F,” 9 which allegedly “executed a contract to purchase software and services . . . two days before” Oracle’s alleged interference. FAC ¶ 39. Nowhere does the FAC allege that Oracle knew about this contract, which existed for only two days, or that Oracle intended to cause its breach. Indeed, the FAC does not even allege that “Customer F” breached the claimed contract, only that it “requested that PeopleSoft suspend implementation of its contract until after the uncertainty injected by Oracle’s Tender Offer had been resolved . . . .” Id.

Thus, in the sole instance in which PeopleSoft claims an existing contract was in any way affected, it fails to allege: (1) Oracle’s knowledge of that contract; (2) any action intentionally take by Oracle to induce its breach or (3) any breach, whether induced by Oracle or otherwise.

D.	The FAC States No Claim For Intentional Interference With Prospective Economic Advantage.

The other “customers” mentioned by PeopleSoft were – as it acknowledges – just prospects. FAC ¶¶ 35(a)-(d), 42, 43, 69.

The requirements for a claim of interference with prospective economic advantage are more stringent than for claims of inducing breach of contract. “[T]he law usually takes care to draw lines of legal liability in a way that maximizes areas of competition free of legal penalties.” Della Penna v. Toyota Motor Sales, U.S.A. Inc., 11 Cal. 4th 376, 392 (1995).

This principle manifests itself in the competition privilege, which shields a party “from liability for inducing a third person not to enter into a prospective contractual relation with a business competitor.” Bed, Bath & Beyond of La Jolla, Inc. v. La Jolla Village Square Venture Partners, 52 Cal. App. 4th 867, 880 (1997). “The privilege applies where ‘(a) the relation

[9]	Vague allegations do not put Oracle on notice of the wrong allegedly committed. See Accuimage Diagnostics, 260 F. Supp. 2d at 956 (dismissing claim for intentional interference with contractual relationship because plaintiff’s allegations that “valid ‘contracts’” existed with an “unspecified third party” were insufficient to provide the required notice).

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

[between the competitor and third person] concerns a matter involved in the competition between the actor and the competitor, and (b) the actor does not employ improper means, and (c) the actor does not intend thereby to create or continue an illegal restraint of competition, and (d) the actor’s purpose is at least in part to advance his interest in his competition with the other.’” Id. (citation omitted). Thus, the statements Oracle is alleged to have made, urging PeopleSoft’s prospective customers not to buy its products, are at the very heart of the competition privilege.

To override this privilege, PeopleSoft must plead that Oracle engaged in conduct that was independently wrongful, apart from the fact of the interference itself. Korea Supply Co. v. Lockheed Martin Corp., 29 Cal. 4th 1134, 1154 (2003) (a “plaintiff must plead that the defendant engaged in an act that is wrongful apart from the interference itself”); Bed, Bath & Beyond, 52 Cal. App. 4th at 881. “An act is not independently wrongful merely because defendant acted with an improper motive.” Korea Supply Co., 29 Cal. 4th at 1158. Rather, it must violate “some constitutional, statutory, regulatory, common law or other determinable legal standard.” Id. at 1159.

The acts on which PeopleSoft relies were neither “independent” of the alleged interference – indeed they are the very means by which the “interference” was allegedly effected – or “wrongful” in the sense of violating a “constitutional, statutory, regulatory, common law or other determinable standard.”

With one exception, the alleged “wrongful acts” are the same ones PeopleSoft elsewhere alleges as independent causes of action – deceptive advertising, trade libel, a campaign to damage its current and future business, intentional interference with contract, and violation of Business and Professions Code Section 17200. FAC ¶ 70. The infirmities of these claims are addressed elsewhere in this Memorandum. See supra Sections II.A-C and infra Sections II.E-F.

The one additional “wrongful act”, viz “fraud and deceit” (FAC ¶ 70), is difficult to analyze, since PeopleSoft does not allege it as a separate claim. California law requires that

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

all the elements of fraud be pleaded with particularity. Small v. Fritz Companies, Inc., 30 Cal. 4th 167, 184 (2003). The FAC does not supply the required elements, or even disclose who is supposed to have been defrauded.

PeopleSoft itself does not claim to have relied on any false statement by Oracle. Nor, even if it had standing to assert their claims, could it assert that any of its customers – actual or prospective – were deceived by Oracle’s allegedly false promises of continued product support, since it told the federal court that “Oracle has already disclosed” its intention “to force its customers to select Oracle’s own products.” Supra at 5. Perhaps it means that its shareholders were deceived by the tender offer. But it told the federal court it was not challenging the accuracy of any statement in the tender offer or “seeking corrective disclosure of Oracle’s tender offer documents . . . .” Supra at 5; RJN Ex. 1 at 6:28. There is, in short, no apparent “fraud” that could support PeopleSoft’s claim of tortious interference with prospective economic advantage.

E.	The FAC States No Claim For Negligent Interference With Prospective Economic Advantage.

To state a claim for negligent interference with prospective economic advantage, a plaintiff must allege, in addition to the elements required for a claim of interference with prospective economic advantage, that the defendant owed it a duty of care. Lange v. TIG Ins. Co., 68 Cal. App. 4th 1179, 1187-88 (1999) (judgment for plaintiff reversed because insurer owed no duty of care to brokers when it terminated agreement with general agent); LiMandri v. Judkins, 52 Cal. App. 4th 326, 348 (1997) (demurrer properly sustained where plaintiff failed to allege defendant owed it a duty of care).

PeopleSoft cannot plead that Oracle owes it a duty of care because, as a matter of law, competitors owe no duty of care to one another. See Accuimage Diagnostics, 260 F. Supp. 2d at 957; Stolz v. Wong Communications Ltd. Partnership, 25 Cal. App. 4th 1811, 1825 (1994).

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

F.	The FAC States No Claim Under Business And Professions Code Section 17200.

To state a cause of action for violation of Business and Professions Code Section 17200, a plaintiff must allege that the defendant committed underlying unlawful, unfair or fraudulent acts. PeopleSoft alleges two types of “unlawful, unfair or fraudulent” actions: (1) the announcement of the tender offer to interfere with PeopleSoft’s existing contracts and prospective economic advantage (FAC ¶ 80); and (2) the allegedly fraudulent public statements that PeopleSoft’s merger is “risky,” that future upgrades of PeopleSoft’s products will be a “major, major effort,” and that the potential future migration from PeopleSoft to Oracle products will be “easy” (FAC ¶ 82).

Neither the announcement of the tender offer, nor Oracle’s alleged public comments, amount to unlawful, unfair or fraudulent conduct supporting the claimed violation of Section 17200. Because these predicate claims fail, so does the entire cause of action. Khoury v. Maly’s of Cal., Inc., 14 Cal. App. 4th 612, 619 (1993) (Section 17200 claims fails because underlying claims fail).

First, as previously noted, the FAC does not allege a fraud claim. See supra at 10-11.

Second, the announcement of the tender offer was not unlawful and, therefore cannot, as a matter of law, be unfair. “[A] business practice cannot be unfair under [Section 17200] if that practice is permitted by law.” Churchill Village, L.L.C. v. General Elec. Co., 169 F. Supp. 2d 1119, 1130 (N.D. Cal. 2000) (denying preliminary injunction).

“Tender offers are legal corporate actions.” Kamerman, 891 F.2d at 431-32. Oracle’s tender offer for PeopleSoft’s shares is consistent with and authorized by federal laws, 15 U.S.C. § 78aa, 78(d), et seq., and PeopleSoft has represented that it is not challenging the accuracy of Oracle’s federally-mandated disclosures, or the process it followed to make the offer. See supra at 5.

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

Indeed, the Williams Act specifies what constitutes “unfair” behavior relating to a tender offer. See Schreiber v. Burlington Northern, Inc., 472 U.S. 1, 11-12 (1985) (dismissing claim where alleged acts were not accompanied by any misrepresentation, nondisclosure, or deception). In that case the Supreme Court stated that permitting courts to apply “their own sense of what constitutes ‘unfair’ or ‘artificial’ conduct would inject uncertainty into the tender offer process . . . . This uncertainty would directly contradict the expressed congressional desire to give investors full information.” Id. at 12. Through the Williams Act, Congress intended to divest state courts of the obligation of overseeing tender offers for substantive fairness. Id.

By removing this action to federal court Oracle gave PeopleSoft the opportunity to challenge the fairness of the tender offer and the accuracy of any statement made “in connection with” it, under the applicable provisions of federal law. PeopleSoft declined to do so; indeed, it assured the federal court it would not do so.

III.	CONCLUSION

Tender offers inevitably cause uncertainty on the part of the target company’s employees, owners and customers. But they also liberate underused assets, enhance shareholder value and oust entrenched managers. The laws which regulate them balance these interests by mandating full and accurate disclosures by both acquirer and acquiree and leave the decision to the shareholders and the marketplace. It is that process PeopleSoft asks this Court to abort.

Its prayer for relief makes that clear. It asks this Court to enjoin Oracle from “proceeding with the Tender Offer” or making any statement to “any person or entity known or believed to be an existing PeopleSoft customer” – not just about “any aspect of the Tender Offer, but about Oracle’s plans “to support any PeopleSoft products” or “migrate PeopleSoft customers to any Oracle products.” It would have this Court ignore Oracle’s First Amendment rights and block it even from “referring existing PeopleSoft customers to information about the proposed Tender Offer” or offer “any promise of technical or product support” to them. FAC at pp. 36-37.

In short, PeopleSoft seeks both to block Oracle from publicizing a tender offer –

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT

whose accuracy PeopleSoft told a federal court it would not challenge – and from competing with it in the marketplace.

There is no legal warrant for any of this.

DATED: September 11, 2003	Respectfully submitted,

BINGHAM McCUTCHEN LLP

	By:	/s/ David M. Balabanian
David M. Balabanian Attorneys for Defendants

MEMORANDUM OF POINTS AND AUTHORITIES

IN SUPPORT OF DEMURRER TO FIRST AMENDED COMPLAINT